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                                                                    Exhibit 10.6

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                          INCENTIVE COMPENSATION PLAN

           (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2002)

                                   ARTICLE I.

                                  INTRODUCTION

     SECTION 1.1. Purposes. The purposes of the Fisher Scientific International Inc. Incentive Compensation Plan (the "Plan") are (a) to foster and promote the long-term financial success of Fisher Scientific International Inc. (the "Company") and its affiliates and (b) to increase materially stockholder value by (i) motivating superior performance by employees and service providers of the Company and (ii) enabling the Company to retain the services of outstanding employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

     SECTION 1.2. Types of Awards. Awards granted under this Plan may be either "Long-Term Performance Awards" granted under the Plan's Long-Term Program (Article II) or annual bonuses awarded under the Plan's Short-Term Program (Article III). Such awards shall generally be earned based upon the Company's financial and operating performance measured against one or more "Incentive Targets" pre-established by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Incentive Targets shall include Company-wide and/or operating unit performance in any of the following areas: (i) earnings per share, (ii) revenues, (iii) operating cash flow, (iv) operating earnings,
(v) working capital to sales ratio and (vi) return on capital.

     SECTION 1.3. Effective Date. As initially adopted, the Plan became effective as of June 15, 1993 and was initially approved by the Company's shareholders in 1994. The Plan has been amended and restated, effective as of January 1, 2002.

                                  ARTICLE II.

                               LONG TERM PROGRAM

     SECTION 2.1. Eligibility. The Committee in its sole discretion shall select those key employees and service providers of the Company and its affiliates to receive Long-Term Performance Awards under this Plan. Each Long-Term Performance Award shall relate to performance of the Company over more than one calendar year (the "Performance Period"), as determined by the Committee. An employee or service provider may be selected to receive Long-Term Performance Awards in respect of more than one Performance Period. Unless otherwise determined by the Committee, any non-employee service provider of the Company who receives a Long-Term Performance Award shall be considered to provide service for the Company (and solely for purposes of determining such person's rights under the Plan that are related to the termination of services, shall be deemed to be an employee of or employed by the Company) for so long as such person shall continue to provide services to the Company or its affiliates. Participants who receive a Long-Term Performance Award are herein referred to as "Long-Term Participants."

     SECTION 2.2. Grant of Long-Term Performance Awards. Prior to the beginning of the first year in a Performance Period (or such later date selected by the Committee consistent with the requirements of Section 162(m) of the
Code), the Committee shall grant a Long-Term Performance Award to person designated by the Committee as a Long-Term Participant in respect of such Performance Period. At the time of grant of each Long-Term Performance Award (or such later time selected by the Committee), the Committee shall determine the target amount(s) and maximum amount(s) that may be earned in respect of such Long-Term Performance Award or portion thereof. If an individual becomes a Long-Term Participant after the beginning of a Performance Period, the Committee shall determine whether, and on what terms and conditions, such participant shall be
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entitled to a Long-Term Performance Award for such Performance Period. A
Long-Term Performance Award shall be evidenced by such documentation deemed appropriate by the Committee. Such documentation may contain terms and conditions relating to the award, including, without limitation, the target amount and/or maximum amount that may be earned pursuant to the Long-Term Performance Award or any portion thereof, the Incentive Targets and Incentive Formulas (as described below) applicable in respect of such award, and such other terms and conditions, not inconsistent with this Plan, as the Committee may in its sole discretion determine.

     SECTION 2.3. Incentive Target and Incentive Formula. Prior to the beginning of each year in each Performance Period (or such later date selected by the Committee consistent with the requirements of Section 162(m) of the
Code), the Committee shall determine the Incentive Target and the Incentive Formula applicable to the portion of the Long-Term Performance Award allocated by the Committee for such year (a "Performance Segment"). The "Incentive Formula" shall specify the formula for determining the percentages of the Performance Segment that may be earned if actual performance is less than, equal to or greater than the applicable Incentive Target. Notwithstanding the generality of the foregoing, in no event shall any employee who is a "Covered Employee" (within the meaning of Section 162(m) of Internal Revenue Code of 1986, as amended, or any successor statute thereto (the "Code")) for the relevant fiscal year of the Company be entitled to receive an amount in respect of any one Performance Segment in excess of the lesser of (a) $2,000,000 and (b) 200% of such Covered Employee's annual base salary at the date that the Long-Term Performance Award is granted. The Committee may, at any time and from time to time, adjust the Incentive Target and/or Incentive Formula applicable to a Performance Segment; provided that no such adjustment shall be made in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company, unless such adjustment can be made without causing the Long-Term Performance Award to cease to qualify as other performance based compensation under Section 162(m) of the Code. Following the end of each year in a Performance Period, the Committee shall determine the amount of the Performance Segment earned by a Participant for such year (the "Earned Performance Segment") calculated in accordance with the Incentive Formula applicable to such year.

     SECTION 2.4. Vesting of Long-Term Performance Award. A Participant shall have no rights with regard to any portion of a Long-Term Performance Award until such time as such portion of the Long-Term Performance Award becomes an Earned Performance Segment and such Earned Performance Segment becomes vested. Each Earned Performance Segment shall, subject to the Long-Term Participant's continuous employment with the Company through the applicable Payment Date(s) (as defined below), vest and become payable in cumulative installments as follows: (a) 25% shall become vested and payable as soon as practicable after the completion of the audit by the Company's independent public accountants of the Company's financial statements for the Performance Segment (the "First Payment Date"), (b) 25% shall become vested and payable as of the first anniversary of the First Payment Date (the "Second Payment Date") and (c) 50% shall become vested and payable as of the second anniversary of the First Payment Date (the "Third Payment Date" and, together with the First Payment Date and the Second Payment Date, the "Payment Dates").

     SECTION 2.5. Accelerated Vesting. Notwithstanding anything in Section 2.4 to the contrary, the Committee may, in its sole discretion, accelerate the time or times at which any portion of a Long-Term Performance Award becomes an Earned Performance Segment (irrespective of the applicable Incentive Target and Incentive Formula) and the time or times at which each Earned Performance Segment shall vest (irrespective of a Participant's continued employment or provision of services); provided that no such acceleration shall apply in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company unless such acceleration would not cause the Long-Term Performance Award to cease to qualify as other performance based compensation under Section 162(m) of the Code. Moreover, if a participant's employment terminates due to the participant's death or Total Disability (as defined herein), any portion of such participant's Earned Performance Segments that have not previously vested shall vest immediately. For purposes of this Plan, "Total Disability" shall mean the permanent inability of an employee, as a result of accident or sickness, to perform any and every duty pertaining to such employee's occupation or employment for which the employee is suited by reason of the employee's previous training, education and experience.

     SECTION 2.6. Plan Termination. Unless otherwise determined by the Committee, if the Committee elects to terminate the Plan pursuant to Section 6.1, any Earned Performance Segment that has not previously vested
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shall vest on the applicable Payment Date provided the Participant remains in the continuous employment of the Company on such Payment Date. If the Plan is terminated, the Committee shall determine the extent to which any unearned portion of outstanding Long-Term Performance Awards shall (i) continue to be earned and vested in accordance with the terms of the Plan prior to such termination, (ii) be automatically cancelled without providing for any subsequent payment therefore or (iii) continue to be earned and vested based upon such terms and conditions as the Committee may determine, provided that in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company, such terms and conditions may not be more favorable to the Covered Employee than those previously in effect, unless such favorable adjustment to such terms and conditions would not cause the Long-Term Performance Award to cease to qualify as other performance based compensation under Section 162(m) of the Code.

     SECTION 2.7. Forfeiture of Performance Award. Except as otherwise provided in Sections 2.5 or 2.6, if a Long-Term Participant is not an employee on an applicable Payment Date, the Long-Term Participant shall forfeit all rights with respect to any portion of any Long-Term Performance Award that has not yet become an Earned Performance Segment and any unvested Earned Performance Segment. Notwithstanding the foregoing, except in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company, if the Long-Term Participant's employment is terminated for other than "Cause" (as defined herein) the Committee may, in its discretion, determine that all or a portion of any Long-Term Performance Award held by such Long-Term Participant shall have been earned and vested, and shall have not been forfeited. If a Long-Term Participant's employment is terminated for Cause, the Long-Term Participant shall forfeit all rights with respect to any Performance Award. For purpose of this Plan, "Cause" means (a) the participant's failure substantially to perform his or her duties as an employee of the Company or (b) the participant's engaging in misconduct that is injurious to the Company.

                                  ARTICLE III.

                               SHORT-TERM PROGRAM

     SECTION 3.1. Eligibility. For each fiscal year of the Company, those employees who are Covered Employees for such fiscal year may be selected by the Committee to participate in this Short-Term Program.

     SECTION 3.2. Establishment of Incentive Targets and Incentive Formula. Prior to the beginning of each fiscal year of the Company (or such later date selected by the Committee consistent with the requirements of Section 162(m) of the Code), the Committee shall establish the Incentive Targets upon which, and the Incentive Formula pursuant to which, annual bonuses shall be payable, if at all, under this Short-Term Program to a Covered Employee with respect to such fiscal year's performance. The "Incentive Formula" shall specify the formula for determining the annual bonus that may be earned if actual performance is less than, equal to or greater than the applicable Incentive Target.

     SECTION 3.3. Maximum Amount Payable. The maximum amount payable as an annual bonus under the Plan to each Covered Employee with respect to each fiscal year shall be established by the Committee at the time at which the Incentive Targets are established under Section 3.2, provided that in no event shall such amount exceed the lesser of (i) $2,000,000 and (ii) 200% of the base salary of such Covered Employee as in effect at the date the Incentive Targets are established.

     SECTION 3.4. Payment of Awards. If following the end of a fiscal year the Committee determines that the relevant Incentive Targets for such fiscal year have been satisfied, in whole or in part, the Committee shall authorize the payment to each of the Covered Employees of the amount specified for such Covered Employee pursuant to Section 3.2 (or such lesser amount as the Committee, in its sole discretion, shall determine to be appropriate).
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                                  ARTICLE IV.

                     LIMITATIONS ON AND DEFERRAL OF PAYMENT

     SECTION 4.1. Election to Defer. The Committee may permit a participant in either the Long-Term Program or the Short-Term Program (a "Participant") may designate that payment of all or a portion of any annual bonus payable under
Article III or any amount determined by the Committee to be payable in connection with a vested Earned Performance Segment, whether payable as of the First Payment Date, Second Payment Date or Third Payment Date, be deferred (a) until a specified date, (b) until the termination of his or her employment, or
(c) with the consent of the Committee, until such other time or times designated by the Participant pursuant to payment options determined by the Committee (such deferred amount, a "Deferred Award"). The Participant shall make such election by furnishing written notice to the Committee, no later than the last day of the year prior to the year in which the amount to be deferred would otherwise have been paid, specifying the deferral period and the period (not exceeding five years) over which payments shall be made after such deferral; provided, however, that any deferral of any amount payable with respect to any portion of an Earned Performance Award shall not be effective if the Participant is not an Employee on the applicable Payment Date.

     SECTION 4.2. Interest on Deferred Amounts. Each Deferred Award shall be credited with interest additions, based on the average interest rate on ten-year U.S. Treasury Notes as reported by the Federal Reserve Board on a weekly average basis and published in The Wall Street Journal. Interest additions, unless otherwise determined by the Committee, will be credited quarterly in arrears based on the unweighted arithmetical average of such Treasury Note rates published on the last day of each week in such calendar quarter.

     SECTION 4.3. Payment. The Deferred Awards due each Participant, together with interest thereon, shall be paid to such Participant (or, in the event of his or her death, to his or her designated beneficiary or, if none, to his or her estate) in a lump sum on the date, or in installments on the dates, specified in his or her election. If payments are made in installments, the amount of each installment shall be determined as of the day on which an installment becomes due by dividing the aggregate value of his or her Deferred Award including accrued interest by the number of installments remaining to be paid, including the installment then due.

     SECTION 4.4. Acceleration of Distributions Due to Hardship. A Participant who believes he or she is suffering from hardship may apply to the Committee for payment of the Deferred Award to alleviate such hardship. Upon receipt of the Participant's application, the Committee may direct distribution to the Participant of such portion of his or her Deferred Award as the Committee may determine is required to alleviate such hardship. "Hardship" shall mean a need for financial assistance in meeting emergencies that would cause great hardship to such Participant or members of his or her immediate family.

     SECTION 4.5. Other Deferrals. Notwithstanding anything in the Plan to the contrary, the Committee may defer any payment to be made hereunder to the extent such payment would not (in the discretion of the Committee) be deductible compensation paid by the Company for federal income tax purposes within the meaning of Section 162 (including Section 162(m)) of the Code. In the case of the deferral of any amount pursuant to this Section 4.5, the Committee shall provide for the payment of interest on such amount in accordance with Section
4.2. In addition, the Committee may withhold any payment to be made hereunder that, when added to all other payments made to a Participant, would result (in the discretion of the Committee) in payments that are "excess parachute payments" within the meaning of Section 280G of the Code or any law having similar effect.

                                   ARTICLE V.

                              PLAN ADMINISTRATION

     SECTION 5.1. Powers of the Committee. The Committee shall administer the Plan. The Committee shall have the responsibility of (a) construing and interpreting the Plan (and any instrument or agreement entered into under the Plan) and (b) establishing and amending such rules and regulations and making any other determination and taking any other action that it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the greatest extent permitted by applicable law, be within its sole and absolute discretion (except as otherwise specifically provided

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herein) and shall be conclusive and binding upon the Company and its affiliates, all Participants and any person claiming under or through any Participant. With respect to individual Participants who are not Covered Employees, the Committee may delegate its authority to administer the Plan to another committee consisting of one or more members of the board of directors of the Company. Neither the Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any Participant under the Plan.

     SECTION 5.2. Action Taken in Good Faith. The members of the Committee and the Company and its officers, directors and employees shall be entitled to rely upon all certificates and reports made by any accountant, and upon all opinions given by any legal counsel, and the members of the Committee, the Company and its officers, directors and employees shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such certificates, reports, opinions or other advice of any accountant or legal counsel, and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and their beneficiaries.

     SECTION 5.3. Indemnification. In addition to all other rights of indemnification that may exist, the Company shall indemnify the Committee, its designees, each of their respective members, and officers and employees of the Company who assist in the administration and operation of the Plan for any liability, joint and/or several, arising out of or connected with their duties hereunder, except such liability as may arise from their gross negligence or willful misconduct.

     SECTION 5.4. Expenses of Administration. The Company shall pay all expenses of administration of the Plan, including, without limitation, all expenses incurred by the Committee, accounting and legal fees and expenses, and any other expenses related to the administration of the Plan.

                                  ARTICLE VI.

                                 MISCELLANEOUS

     SECTION 6.1. Termination and Amendment. Except as expressly provided herein, the Committee may terminate or amend the Plan in any respect at any time.

     SECTION 6.2. No Limitation to Corporate Action. Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment to the Covered Employees of compensation outside the parameters of the Plan, including, without limitation, base salaries, awards under any other plan of the Company and/or its affiliates (whether or not approved by shareholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

     SECTION 6.3. Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements on any award under the Plan, and the Company may defer the payment of any such award until such requirements are satisfied.

     SECTION 6.4. Inalienability of Interests. The Participant's interests under the Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. This Plan is an unfunded Plan and participants in the Plan shall have the status of unsecured creditors of the Company with respect to the Plan.

     SECTION 6.5. Limited Effect. Neither the establishment of the Plan nor participation in the Plan shall give a Participant the right to remain in the employ of the Company. The adoption of the Plan shall have no effect on awards made or to be made or compensation paid as to be paid pursuant to other plans, programs, or arrangements covering employees of the Company, its subsidiaries or parent, or any predecessors or successors thereto.

     SECTION 6.6. Governing Law. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of Delaware.